UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

June 20, 2012

INNOVARO, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15941	59-3603677
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2109 Palm Avenue

Tampa, FL 33605

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (813) 754-4330

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 20, 2012, we entered into a securities purchase agreement (the “Securities Purchase Agreement”) with Messrs. Mark Berset and Bruce Lucas, each a member of our board of directors, pursuant to which we agreed to issue them, in a registered offering, 271,740 shares (the “Shares”) of our common stock priced at $0.92 per share along with Series A warrants to purchase up to 135,870 shares of common stock with an exercise price of $1.16 per share of common stock. The offering will raise gross proceeds to us of $250,000 before offering expenses.

The Series A warrants will be exercisable for a three-year period commencing on the date of their issuance. If the average closing price of our shares is greater than or equal to $1.16 for any 20 consecutive trading day period after the date the Series A warrants are issued, then we may force the holders of the Series A warrants to exercise their warrants.

We are offering the securities described above pursuant to a registration statement previously filed and declared effective by the Securities and Exchange Commission. A prospectus supplement related to the offering has been filed with the Securities and Exchange Commission (“SEC”). Copies of the prospectus supplement and accompanying base prospectus relating to this offering may be obtained at the SEC’s website at www.sec.gov. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of our common stock. No offer, solicitation, or sale will be made in any jurisdiction in which such offer, solicitation, or sale is unlawful.

On June 26, 2012, we issued a press release announcing that we entered into the Securities Purchase Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The descriptions of the Series A warrants and the Securities Purchase Agreement are qualified in their entirety by reference to Exhibits 4.1 and 10.1 attached hereto, respectively, which are incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

4.1	Form of Series A Warrants

5.1	Opinion of Sutherland Asbill & Brennan LLP

10.1	Securities Purchase Agreement, dated as of June 20, 2012, by and among Innovaro, Inc. and the investors identified on the signature pages thereto

23.1	Consent of Sutherland Asbill & Brennan LLP (contained in Exhibit 5.1)

99.1	Press Release dated June 26, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 26, 2012	INNOVARO, INC.

	By:	/s/ Carole R. Wright
Carole R. Wright
Chief Financial Officer